Exhibit 10.9

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of December, 2006, by and between Computer Software Innovations, Inc., a Delaware corporation (“Company”), and William J. McAleer, an individual and resident of the State of Alabama (“Consultant”).

W I T N E S S E T H:

WHEREAS, pursuant to an Asset Purchase Agreement among McAleer Computer Associates, Inc., an Alabama corporation (“McAleer”), Consultant and Company dated as of November 21, 2006 (the “Purchase Agreement”) McAleer has agreed to sell substantially all of its assets and its business to Company and Company has agreed to purchase such assets, subject to the terms and conditions contained therein (the “Transaction”);

WHEREAS, Consultant is employed by McAleer as its President, and, in connection with and as required by the Purchase Agreement, Company desires to engage Consultant to advise Company during the transition of the Business (as defined below) to Company upon the terms and conditions hereinafter set forth;

WHEREAS, this Agreement is contingent upon and shall not be effective until the closing of the Transaction, as such is set forth in the Purchase Agreement, including any extensions thereof (the “Closing Date”) and neither party shall have any rights hereunder until the Closing Date; and

WHEREAS, upon the Closing Date, Company intends to engage Consultant in the capacity and on the terms and conditions set forth herein, and, upon the Closing Date, Consultant desires to be engaged by Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements herein contained, the engagement of Consultant by Company in the capacity and for the compensation hereinafter provided, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the terms listed below shall have the meanings which follow them. Other terms are defined elsewhere in this Agreement in the context in which they arise.

(a) “Business” shall mean the business of McAleer as conducted through the date of the consummation of the Transaction and the effective date of this Agreement, which includes the business of education management providing computer software, hardware, forms and printing, and consultation services to school systems in the southern United States.

(b) “Company Representative” shall mean Nancy Hedrick, President and Chief Executive Officer of the Company, or such other individual as may be designated by Company from time to time.

(c) “Confidential Information” shall mean any and all information that is not readily and easily available to or generally known to the public by proper means through sources outside Company or Consultant and that concerns the Business, including, without limitation, the following information: customer lists and customer information; Trade Secrets (as defined herein); technical information and know-how; technical or non-technical data; formulas; patterns; compilations; programs and devices; methods, techniques, drawings, and processes; financial data and financial plans; product information and product plans; lists of actual or potential customers; hardware systems; software, development tools, schematics, object code, source code, and other programming codes; flow charts, specifications, or other documentation of any type, whether printed or in machine readable form, regarding specific transactions; financial information; and marketing and business plans. The term “Confidential Information” does not include information which (i) is or becomes known publicly through no fault of Consultant or Company; or (ii) is disclosed to Consultant or Company by a party unaffiliated with either of them and with the right to disclose, without obligation of confidentiality.

(d) “Confidential Materials” shall mean any document, diskette, tape, writing or other tangible item that contains any Confidential Information (whether in printed, handwritten, coded, magnetic or other form, and whether delivered to one party by the other party or made by one of the parties).

(e) “Trade Secret” as defined by Section 39-8-10, et seq., of the South Carolina Code of Laws of 1976, as amended, shall mean information including, but not limited to, a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Engagement.

(a) This Agreement is contingent upon the closing of the Transaction, therefore it shall not become effective nor shall either party have rights hereunder until the Closing Date.

(b) Subject to the above, Company hereby agrees to engage Consultant, and Consultant hereby accepts such engagement, for the purposes hereinafter set forth. Consultant shall advise Company on marketing, sales, production activities, customer relations and any other area of business as Company may reasonably request.

(c) All work to be performed and services to be rendered by Consultant hereunder shall be coordinated and communicated through the Company Representative and shall be under the general supervision of the Company Representative.

(d) All work to be performed and services to be rendered by Consultant hereunder shall be performed by Consultant, and such work or services may not be subcontracted to, delegated to or otherwise performed by third parties on behalf of Consultant without the prior written consent of Company.

3. Compensation. As compensation for the work and services to be rendered and performed by Consultant hereunder, Company shall pay to Consultant Seventy Five Dollars ($75.00) per hour (the “Hourly Rate”) plus actual expenses. Consultant shall also be reimbursed for any travel related expenses which are limited to travel between Mobile, Alabama and any job-related destination outside of Mobile, Alabama; lodging expenses, if necessary; coach airfare, if necessary; and local transportation, if necessary.

4. Records and Property. Consultant shall keep and maintain complete, organized, and up-to-date written records and/or files concerning any information related directly or indirectly to the Business which is made or compiled by, delivered to, made available to, or otherwise obtained by Consultant. All written records and/or files, as provided in this Section 4, and all other documents, data, computer equipment, software, manuals, or any other material or property, whether in written or electronic form, concerning the Business, and made or compiled by, delivered to, made available to, or otherwise obtained by Consultant, are the sole and exclusive property of Company. Consultant shall deliver all such materials promptly to Company upon the termination of his engagement or at any other time when Company so requests, and Consultant shall not retain any copies, notes (including handwritten notes), software, disks, diskettes, CD-ROM’s or similar materials, or excerpts thereof.

5. Nondisclosure of Confidential Information and Confidential Materials; Restrictive Covenants.

(a) Consultant acknowledges that in and as a result of his engagement by Company he will be privy to Confidential Information and Confidential Materials of Company of a special and unique nature and value to Company. Consultant covenants and agrees that he shall not, at any time during the term of this Agreement, directly or indirectly, disclose any Confidential Information or Confidential Materials of Company to any person or entity, except as is necessary for the proper performance of the work and services to be rendered by Consultant hereunder, and only as specifically authorized by Company. Following termination of this Agreement, Consultant shall not, directly or indirectly, disclose any Confidential Information or Confidential Materials of Company to any other person or entity for any reason. During the term of this Agreement and thereafter, Consultant shall not, without the prior written consent of Company, directly or indirectly, make use of any Confidential Information or Confidential Materials of Company other than in connection with the work and services to be performed by Consultant hereunder. Consultant agrees to take all reasonable steps which are necessary and reasonable to safeguard the secrecy and confidentiality of, and Company’s proprietary rights to, Confidential Information and Confidential Materials of Company. Consultant further agrees that the obligation not to disclose Confidential Information continues for as long as such information remains Confidential Information (as defined above). Except as otherwise expressly provided herein, the covenants set forth in this Section 5(a) shall be without time or geographical limitation. If any Confidential Information or Confidential

Materials of Company become publicly known or readily accessible through a breach of this Agreement, then for purposes of this Agreement, such Confidential Information or Confidential Materials shall continue to be treated as Confidential Information or Confidential Materials, notwithstanding such disclosure.

(b) Consultant acknowledges and agrees that the injury Company would suffer in the event of a breach or threatened breach by Consultant of Section 5(a) would be irreparable injury, not adequately compensated by monetary damages alone. Consultant therefore agrees that in the event of a breach or threatened or intended breach of Section 5(a) by Consultant, in addition to any other remedies at law or equity available to Company (which in no way are hereby limited), Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach or threatened or intended breach, and Consultant hereby consents to the issuance thereof by any court of competent jurisdiction without bond. Company shall be entitled to reimbursement from Consultant for all reasonable costs, expert witness fees, and attorney fees incurred in connection with seeking such legal or equitable relief.

6. Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and its affiliates, and their respective officers, directors, shareholders, members, employees and other agents, from and against any and all claims, demands, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by such indemnities in connection with any litigation or other form of adjudicatory procedure, claim, demand, investigation, or formal or informal inquiry, or any settlement thereof, which arises directly or indirectly from or in connection with the non-fulfillment or breach of any covenant, agreement, or obligation of such party contained in or contemplated by this Agreement.

7. Term and Termination of Engagement.

(a) Subject to the terms and conditions of this Agreement, including, without limitation, Paragraph 2 hereof, the term of Consultant’s engagement under this Agreement shall commence as of the Closing Date (“Commencement Date”). The term of the Agreement shall run from the Commencement Date until December 31, 2007 (“Initial Term”). The parties may extend the engagement upon mutual consent; provided that, in such event, the same compensation schedule for the Initial Term shall be applicable to any extension.

(b) The provisions of this Agreement that are intended to survive and continue following any termination of this Agreement (including, but not limited to, Sections 1, 4, 5, 6, and 8 hereof) and shall so survive and continue.

8. Non-competition. For and in consideration of Company engaging Consultant hereunder, the sufficiency of which is hereby acknowledged, Consultant agrees that his services to Company are of a special, unique, extraordinary and intellectual character, and his position with Company places him in a position of confidence and trust with the employees and customers of Company and its affiliates. Consequently, Consultant agrees that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of Company that Consultant make the covenants contained in this Section 8 (collectively the “Noncompete Covenants”). Accordingly, Consultant agrees that, during the period of Consultant’s engagement hereunder and for the period of two (2) years immediately following the expiration of this Agreement, he shall not, directly or indirectly:

(a) own, operate, manage or be employed by or affiliated with any person or entity that engages in any business then being engaged in by Company or its subsidiaries or affiliates in the geographic area in which Company conducts its business at the time of such termination (collectively, the “Integrated Companies”); or

(b) attempt in any manner to solicit from any customer or supplier of the Integrated Companies, business of the type performed for or by the Integrated Companies or persuade any customer or supplier of the Integrated Companies to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done with the Integrated Companies, whether or not the relationship between the Integrated Companies and such customer or supplier was originally established in whole or in part through his efforts; or

(c) employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is at the date of their termination or at any time during the preceding year was an employee of or exclusive consultant to the Integrated Companies to leave the Integrated Companies or to become employed as an employee or retained as a consultant by anyone other than the Integrated Companies; or

(d)(whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(i)	employ or retain any individual who is or was an employee or officer of the Integrated Companies during the twelve (12) month period immediately preceding the date hereof; or

(ii)	contact, solicit or assist in the solicitation of any individual described in subsection (i) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with the Integrated Companies.

As used in this Section 8, the term: “customer” and “supplier” shall mean any person or entity that is a customer or supplier of the Integrated Companies at the date of their termination, or at any time during the preceding year was a customer or supplier of the Integrated Companies, or if Consultant’s employment shall not have terminated, at the time of the alleged prohibited conduct.

9. Miscellaneous Provisions.

(a) After the Commencement Date hereof, the relationship of Consultant and Company shall be that of an independent contractor. Consultant understands and agrees that as an independent contractor, he is not and shall not be deemed an employee or agent of Company, and that he shall not, and shall not have the authority to, enter into any agreements on behalf of or bind Company in any way, either orally or in writing. Consultant further understands and agrees that for federal, state and local tax purposes, he shall not be treated as an employee with respect to the services he provides to Company or the compensation he receives therefor, and that he shall be solely responsible for the payment of all applicable federal, state or local income taxes and self-employment taxes that may become due from him as a result of his activities under this Agreement. Consultant is and shall remain at all times independent of Company and is not and shall not represent himself in any way as an employee of Company.

(b) All notices or communications hereunder shall be in writing, addressed to Company and to Consultant at the respective addresses set forth on the signature page hereof. Any such notice or communication shall be delivered by hand or by courier or sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may hereafter designate in writing to the other), and the date of hand delivery or the third business day after the actual date of mailing shall constitute the time at which notice was given.

(c) A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of any rights or remedies such party may have under this Agreement.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the rights and benefits of either party under this Agreement shall not be assigned by such party without the prior written consent of the other party.

(e) This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by Company and Consultant.

(f) This Agreement shall in all respects be subject to and governed by the laws of the State of South Carolina, without reference to its conflicts of law rules. Each party agrees that any action arising under or in connection with this Agreement shall be brought in the state or federal courts located in Greenville County, South Carolina, and each party hereby waives any rights to assert jurisdiction or venue in any other court.

(g) The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement.

(h) This Agreement constitutes the entire agreement and understanding by and between Consultant and Company with respect to the subject matter hereof and supersedes all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between Consultant and Company relating to the subject matter of this Agreement.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Company and Consultant have duly executed this Agreement as of the day and year first above written.

COMPUTER SOFTWARE INNOVATIONS, INC.

/s/ Nancy K. Hedrick
Nancy K. Hedrick, President and CEO

CONSULTANT

/s/ William J. McAleer
William J. McAleer